EXHIBIT 11

                         GTE CORPORATION AND SUBSIDIARIES
                   CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE


                                                       Three Months Ended
                                                            March 31
                                                       1998          1997
                                                         (In Thousands)

  Net income (loss):
     Before extraordinary charges                    $ 141,723      $665,347
     Extraordinary charges                            (319,523)         -
     Consolidated net income (loss)                  $(177,800)     $665,347

  Average common shares                                959,449       960,434

  Adjustments to common shares:
     Add:  Employees' stock and
             stock option plans                          8,469         3,820

  Adjusted average common shares                       967,918       964,254

  EARNINGS (LOSS) PER COMMON SHARE:
     Basic (1)
       Before extraordinary charges                      $ .15          $.69
       Extraordinary charges                              (.33)           -
           Consolidated                                  $(.18)         $.69

     Diluted (2)
       Before extraordinary charges                      $ .15          $.69
       Extraordinary charges                              (.33)           -
           Consolidated                                  $(.18)         $.69

  (1) Computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period.

  (2) Reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.